                                ARTICLES OF AMENDMENT
               OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                            DUKE REALTY INVESTMENTS, INC.

The undersigned officer of DUKE REALTY INVESTMENTS, INC. (the "Corporation"), existing pursuant to the provisions of INDIANA BUSINESS CORPORATION LAW (IND. CODE Section 23-1 ET SEQ.), AS AMENDED (the "Act") and desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation certify the following facts:

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                                ARTICLE I - AMENDMENT
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SECTION 1:  The date of incorporation of the Corporation is:

               MARCH 12, 1992
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SECTION 2:  The name of the Corporation following this amendment of its Amended and Restated Articles of Incorporation is:

               DUKE REALTY INVESTMENTS, INC.
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SECTION 3:  The exact text to Article VI of the Amended and Restated Articles of
Incorporation is amended to add Section 6.08 as follows:

               SEE ATTACHED EXHIBIT A
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This Amendment is to be effective at 12:01 a.m. on November 24, 1998.


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                        ARTICLE II-MANNER OF ADOPTION AND VOTE
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SECTION 1:  Action by Directors:

The Board of Directors of the Corporation duly adopted resolutions amending
Article VI of the Amended and Restated Articles of Incorporation. These resolutions were adopted at meetings duly held on January 29, 1998 and November 12, 1998 at which quorums were present.
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SECTION 2:  Action by Shareholders:

Pursuant to I.C. 23-1-25-2(d), the Shareholders of the Corporation were not required to vote with respect to this amendment to the Amended and Restated Articles of Incorporation.
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SECTION 3:  Compliance with legal requirements:

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Amended and Restated Articles of Incorporation, and the Code of
By-Laws of the Corporation.
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     I hereby verify, subject to penalties for perjury, that the facts contained herein are true this ___ day of November, 1998.

                                   ------------------------------------------

                                      EXHIBIT A

6.08.  SERIES D PREFERRED STOCK. Pursuant to authority granted under Section
6.01 of the Corporation's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the Board of Directors of the Corporation hereby establishes a series of preferred shares designated the 7.375% Series D Convertible Cumulative Redeemable Preferred Shares ($0.01 Par Value Per Share) (Liquidation Preference $250.00 Per Share) (the "Series D Preferred Shares") on the following terms:

     (a) NUMBER. The number of authorized shares of the Series D Preferred Shares shall be 540,000.

     (b) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series D Preferred Shares shall rank senior to the Common Shares and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series D Preferred Shares (collectively, "Junior Shares").

     (c)  DIVIDENDS.

          (1) The holders of the then outstanding Series D Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at an initial rate of 7.375% per share per year, payable in equal amounts of $4.609375 per share quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day beginning on December 31, 1998 (each such day being hereinafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the "Record Date"), which shall be on such date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends on each share of Series D Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) dividends on such shares are earned and declared, (ii) the Corporation has earnings, or (iii) on any Quarterly Dividend Date there shall be funds legally available for the payment of dividends. Dividends paid on the Series D Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          (2) The amount of any dividends accrued on any Series D Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series D Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of 7.375% per share, for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

          (3) Except as provided in this Section 6.08, the Series D Preferred Shares shall not be entitled to participate in the earnings or assets of the Corporation.

          (4) Any dividend payment made on the Series D Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

          (5) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of Shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series D Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series D Preferred Shares for the year bears to the Total Dividends.

     (d)  LIQUIDATION RIGHTS.

          (1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series D Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $250.00 per share, plus accrued and unpaid dividends thereon.

          (2) After the payment to the holders of the Series D Preferred Shares of the full preferential amounts provided for in this Section 6.08, the holders of the Series D Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

          (3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the Series D Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series D Preferred Shares are not paid in full, the holders of the Series D Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

          (4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.08.

     (e)  REDEMPTION BY THE CORPORATION.

          (1) OPTIONAL REDEMPTION. On and after December 31, 2003, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series D Preferred Shares at a price per share (the "Series D Redemption Price"), payable in cash, of $250.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Series D Redemption Date").

          (2)    PROCEDURES OF REDEMPTION.

                 (i) Notice of redemption will be published in a newspaper of general circulation in the city of New York, once a week for two successive weeks, and notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series D Redemption Date, addressed to each holder of record of the Series D Preferred Shares to be redeemed at the address set forth in the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Shares (or depositary shares or receipts representing fractional interests in Series D Preferred Shares) may be listed or admitted to trading, such notice shall state: (a) the Series D Redemption Date; (b) the Series D Redemption Price; (c) the number of Series D Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series D Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Series D Redemption Date.

                 (ii) If notice has been mailed in accordance with subparagraph (e)(2)(i) above and provided that on or before the Series D Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series D Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series D Redemption Date, dividends on the Series D Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Shares and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series D Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series D Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series D Preferred Shares shall be redeemed by the Corporation at the Series D Redemption Price. In case fewer than all the Series D Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series D Preferred Shares without cost to the holder thereof.

                 (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocable except that:

                    (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable Series D Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                 (iv) No Series D Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Company, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                 (v) Unless full accumulated dividends on all Series D Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series D Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the redemption of Series D Preferred Shares to preserve the REIT status of the Corporation or pursuant to this Section 6.08 or the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Shares.

                 (vi) If the Series D Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due.

                 (vii) In case of redemption of less than all Series D Preferred Shares at the time outstanding, the Series D Preferred Shares to be redeemed shall be selected prorata from the holders of record of such shares in proportion to the number of Series D Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

          (3) OPTIONAL REDEMPTION UPON THE DEATH OF A HOLDER OF SERIES D PREFERRED SHARES OR DEPOSITARY SHARES.

                 (i) Commencing on December 31, 1998, and on the last day of each March, June, September and December thereafter (each, a "Holder Redemption Date"), the Corporation will, upon the death of any holder of the Series D Preferred Shares or any depositary shares representing the Series D Preferred Shares, redeem such shares in exchange for cash or shares of common stock of the Corporation ("Common Shares"), at the option of the Corporation. The Corporation shall redeem the Series D Preferred Shares subject to the limitations that the Corporation will not be obligated to redeem (A) more than16,200 Series D Preferred Shares in any one year; and (B) more than 100 Series D Preferred Shares per deceased owner of depositary shares per year (each a "Redemption Limitation" and together the "Redemption Limitations"). Accordingly, the difference, if any, between a specific year's Redemption Limitation and the amount of Series D Preferred Shares actually redeemed in such year may be redeemed in a subsequent year, subject to the Redemption Limitations applicable to such subsequent year.

                 (ii) A request for redemption of Series D Preferred Shares or depositary shares may be initiated by the personal representative or a surviving joint tenant(s) (each, a "Personal Representative"). At least 20 days prior to the Holder Redemption Date, the Personal Representative shall deliver:

                    (A) a written request to the transfer agent, signed by the Personal Representative;

                    (B) the depositary receipts representing the Series D Preferred Shares to be redeemed, if certificated, or if not, notice of the number of depositary shares to be redeemed;

                    (C) appropriate evidence of death and ownership of such depositary shares representing Series D Preferred Shares at the time of death; and

                    (D) appropriate evidence of the authority of such Personal Representative, all of which must be deemed acceptable by the transfer agent at least 10 days prior to the applicable Holder Redemption Date (collectively, the "Redemption Request").

          A Redemption Request which exceeds one or both Redemption Limits will be held for redemption in subsequent years until redeemed in full. A Redemption Request will be applied in the order of receipt by the transfer agent to successive years, regardless of the number of years required to redeem such shares. All Redemption Requests will be redeemed in the order in which received by the transfer agent.

                 (iii) The transfer agent may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents accompanying a Redemption Request or for determining whether the applicable decedent is in fact the owner of depositary shares representing the Series D Preferred Shares to be redeemed or is in fact deceased and whether the Personal Representative is duly authorized to request redemption on behalf of the applicable owner.

                 (iv) At the Corporation's option, the Series D Preferred Shares may be redeemed for either cash or Common Shares. If such shares are redeemed by the Corporation for cash, the redemption price of such shares is $250.00 per share (plus all accrued and unpaid dividends). If, however, such shares are redeemed by the Corporation for Common Shares, the redemption price will be $252.50 per Series D Preferred Share and the number of Common Shares received will be based on the closing price of the Common Shares on the day prior to the Holder Redemption Date (plus all accrued and unpaid dividends, which shall be paid in cash). No fractional Common Shares will be issued. In lieu of any fractional shares, the Corporation will pay cash in an amount equal to the product of such fraction multiplied by the closing price of one Common Share on the day prior to the Holder Redemption Date.

                 (v) For purposes of this Section 6.08(e)(3), Series D Preferred Shares represented by depositary shares held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of an owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of an owner of depositary shares representing Series D Preferred Shares will be deemed the death of the owner, if such rights can be established to the satisfaction of the transfer agent and the Corporation. Such shares shall be deemed to exist in typical cases of street name or nominee ownership, ownership under the Uniform Transfers to Minors Act or similar statute, community property or other similar joint ownership arrangements between husband and wife, and certain other arrangements where one person has substantially all of the rights of a registered owner during such person's lifetime. Series D Preferred Shares represented by depositary shares registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), are subject to the Redemption Limitations described above as applied to each Beneficial Owner (as defined herein) of such shares held by any Qualified Institution. In connection with the Redemption Request, each Qualified Institution must submit evidence, satisfactory to the transfer agent, that it holds the depositary shares representing Series D Preferred Shares subject to request on behalf of such Beneficial Owner and must certify the aggregate amount of Redemption Requests made on behalf of such Beneficial Owner. A Beneficial Owner means the person who has the right to sell, transfer or otherwise dispose of the depositary shares representing Series D Preferred Shares and the right to receive the proceeds therefrom payable to the owner thereof. In the case of any Redemption Request which is presented pursuant to Section 6.08(e)(3) which has not been fulfilled at the time the Corporation gives notice of its election to redeem all, or part, of the Series D Preferred Shares pursuant to Sections 6.08(e)(1) and (e)(2) hereof, such shares shall be redeemed pursuant to such Sections 6.08(e)(1) and (e)(2) prior to any other shares of Series D Preferred Shares being redeemed. Any Redemption Request may be withdrawn by the Personal Representative presenting the same upon delivery of a written request for such withdrawal given to the transfer agent at least 10 days prior to payment for redemption of such shares pursuant to this Section 6.08(e)(3). Any Personal Representative that withdraws its request for redemption shall no longer be entitled to exercise its rights under this Section 6.08(e)(3).

     (f) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series D Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

          (1) Whenever dividends on any Series D Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series D Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of Record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed of for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series D Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

          (2) So long as any Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series D Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series D Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series D Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Series D Preferred Shares, or (u) any increase in the amount of authorized Series D Preferred Shares or any other preferred shares, in each case ranking on a parity with or junior to the Series D Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          (3) On each matter submitted to a vote of the holders of Series D Preferred Shares in accordance with this Section 6.08, or as otherwise required by law, each Series D Preferred Share shall be entitled to ten
     (10) votes, each of which ten (10) votes may be directed separately by the holder thereof. With respect to each Series D Preferred Share, the holder thereof may designate up to ten (10) proxies, with each such proxy having the right to vote a whole number of votes (totaling ten (10) votes per Series D Preferred Share).

     (g) CONVERSION. Holders of Series D Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

          (1) Subject to and upon compliance with the provisions of this subsection (g), a holder of depositary shares representing Series D Preferred Shares shall have the right, at his or her option, at any time to convert such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in Section 6.08(g)(2)(iv)) by surrendering such shares to be converted, such surrender to be made in the manner provided in subsection (g)(2); PROVIDED, HOWEVER, that the right to convert shares called for redemption pursuant to subsection (e)(1) shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of the Common Shares and any cash payable upon such redemption under subsection (e)(1) hereof. The initial Conversion Price is equal to $26.6875 per Common Share (equivalent to a conversion rate of 9.3677 Common Shares per Series D Preferred Share) and is subject to adjustment as provided in subsection (g)(4).

          (2) (i) In order to exercise the conversion right, the holder of each depositary share representing a Series D Preferred Share or a Series D Preferred Share to be converted shall surrender the depositary receipt or certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such depositary share or Series D Preferred Share. If such depositary receipts or shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Depositary Shares are registered, each depositary receipt or share surrendered for conversion shall be accompanied by written notice of conversion and instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                 (ii) Holders of depositary shares or Series D Preferred Shares at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such

     Distribution Payment Date. However, depositary shares or Series D Preferred Shares surrendered for conversion during the period between the close of business on any distribution payment record date and the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of notice of redemption coinciding with such Distribution Payment Date, such Series D Preferred Shares being entitled to such distribution on the Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of depositary shares or Series D Preferred Shares on a distribution payment record date who (or whose transferees) tenders any such shares for conversion into Common Shares on such Distribution Payment Date will receive the distribution payable by the Corporation on such depositary shares or Series D Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of depositary shares or Series D Preferred Shares for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the Common Shares issued upon such conversion.

                 (iii) As promptly as practicable after the surrender of depositary shares or Series D Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this subparagraph (g), and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection (g)(3).

                 (iv) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the depositary shares or Series D Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Corporation.

          (3) Factional shares of scrip representing fractions of Series D Preferred Shares shall be issued upon conversion of depositary shares representing Series D Preferred Shares. No fractional shares of scrip representing fractions of Common Shares shall be issued upon conversion of the Series D Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of Series D

     Preferred Shares, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price (as defined below) of Common Shares on the Trading Day (as defined below) immediately preceding the date of conversion. If more than one Series D Preferred Share or depositary share, as the case may be, shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Shares or depositary shares so surrendered. As used in this Section 6.08, "Current Market Price" of publicly traded common shares or any other class of shares or other security of the Corporation or any other issuer for any day means the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (the "NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the chief executive officer of the Corporation or the Board of Directors. As used in this Section 6.08, "Trading Day" means any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

          (4) The Conversion Price shall be adjusted from time to time as follows:

                 (i) If the Corporation shall after the first date on which depositary shares representing Series D Preferred Shares are issued and sold (the "Issue Date")(A) pay a distribution or make a distribution on our shares of beneficial interest in Common Shares,
          (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening business on the day following the date fixed for the determination of shareholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder any Series D Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection
          (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (8) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                 (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than the Fair Market Value (as defined below) per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and
          (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (8) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the chief executive officer of the Corporation or the Board of Directors.

                 (iii) If the Corporation shall distribute to all holders of its Common Shares evidence of its indebtedness or assets (excluding cash distributions out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares) and excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subsection (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by
          (II) a fraction, the numerator of which shall be the Fair Market Value per the Common Share on the record date mentioned below less the then fair market value (as determined by the chief executive officer of the Corporation or the Board of Directors, whose determination shall be conclusive) of the portion of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (8) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a person converting a depositary share or Series D Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); PROVIDED that on the date, if any, on which a person converting a depositary share or Series D Preferred Share would no longer be entitled to receive such Security with a Common Share (other than a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

                 (iv) No adjustment in the Conversion Price shall be required until cumulative adjustments amount to 1% or more of the Conversion Price; PROVIDED, HOWEVER, that any adjustments that by reason this subsection (iv) are not required to be made shall be carried forward and taken into account in subsequent adjustments; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subsection (g) (other than this subsection
          (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this subsection (g), the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this subsection (g) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this subsection

          (4) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (4), as it in its discretion shall determine to be advisable in order that any stock distributions, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Corporation to its stockholders shall not be taxable.

                 (v) As used in this Section 6.08, "Fair Market Value" means the average of the daily Current Market Prices of a Common Share during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date" when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

          (5) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self-tender offer for all or substantially all of the Common Shares, sale of all or substantially all of its assets (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, other securities or property (including cash or any combination thereof), each Series D Preferred Share which is not converted into the right to receive shares, stock, other securities or property receivable in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, other securities and property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series D Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount shares, stock, securities and other property (including cash) receivable upon such Transaction (each a "Non-Electing Share") (provided that the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount of receivable per share by a plurality of the non-electing shares). The Corporation may not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (5), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Shares that will contain provisions enabling the holders of the Series D Preferred

     Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this subsection (5) shall similarly apply to successive Transactions.

          (6)    If:

                 (i) the Corporation shall declare a distribution on the Common Shares (other than in cash out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution); or

                 (ii) the Corporation shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                 (iii) there shall be any reclassifications of the Common Shares (other than an event to which subsection (g)(4)(i) applied) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self-tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any stockholder of the Corporation is required; or

                 (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

     then the Corporation shall cause to be filed with the transfer agent for the Series D Preferred Shares (the "Transfer Agent") and shall cause to be mailed to the holders of the Series D Preferred Shares at their addresses as shown on the share records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subsection (g).

          (7) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent and the depositary for the depositary shares representing the Series D Preferred Shares an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series D Preferred Share at such holder's last address as shown on the share records of the Corporation.

          (8) In any case in which subsection (g)(4) provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series D Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any Series D Preferred Share and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (g)(3).

          (9) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this subsection (g). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subsection (g), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

          (10) If the Corporation shall take any action affecting the Common Shares, other than action described in this subsection (g), that in the opinion of the Board of Directors would have a material adverse effect on the conversion rights of the holders of the Series D Preferred Shares, the Conversion Price for the Series D Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

          (11) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series D Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series D Preferred Shares not theretofore converted. For purposes of this subsection (11), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series D Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder. The Corporation covenants that any Common Shares issued upon conversion of the Series D Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Shares deliverable upon conversion of the Series D Preferred Shares, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price. The Corporation shall endeavor to list the Common Shares required to be delivered upon conversion of the Series D Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.
     Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series D Preferred Shares, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

          (12) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series D Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series D Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          (13) In addition to the foregoing adjustments, the Corporation will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares.

          (14) The Conversion Price as it relates to depositary shares representing the Series D Preferred Shares shall be adjusted in a similar manner to that with respect to the Conversion Price for the Series D Preferred shares if such Conversion Price is adjusted, as set forth in this subsection (g).